Exhibit 99.1

Contact:

Audra Bailey

(303) 218-5455

Carrier Access Reports Unaudited Fourth Quarter and Fiscal Year 2005 Results

BOULDER, Colo.—(MARKET WIRE)—February 8, 2006—Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, today reported its anticipated results for its fourth quarter and fiscal year ended December 31, 2005.

Revenue for the fourth quarter of fiscal 2005 was $21.1 million compared with $16.1 million for the fourth quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $662,000, or $0.02 per diluted share as compared with net loss of $3.8 million, or $0.11 per diluted share for the fourth quarter of fiscal 2004.

Revenue for the year 2005 was $75.6 million compared with $95.5 million for the year 2004. Net loss for the year 2005 was $6.6 million or $0.19 per diluted share compared with a net loss of $1.8 million or $0.05 per diluted share in 2004.

Carrier Access president, CEO and chairman Roger Koenig stated: “We finished 2005 on a strong note by meeting our goal of profitability in the fourth quarter, and we significantly improved our financial performance in the second half of the year. The fourth quarter was a positive quarter in that we grew both our wireless and converged access customer base. In addition to achieving profitability in the fourth quarter, we decreased our DSO’s and inventory and we increased our cash and marketable securities by $2.2 million to $108.4 million even while executing on our stock buyback.”

Koenig further added: “Throughout 2005 we continued to expand our technology solutions in VoIP and wireless for GSM and 3G applications and are pleased with the reception of our products and our technology direction. In 2005 we increased our strategic partnerships during the year and we successfully launched new product offerings in the United States and internationally. We continue to believe that we are well positioned in our converged business and wireless access markets and that demand for new services in these areas will continue to grow throughout 2006.”

Carrier Access will hold a conference call today, February 8, at 4:30 p.m. ET to review fourth quarter results. The call is open to the public. Those who wish to participate should dial 210-234-0001, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

An online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution: This press release contains forward-looking statements about our improving financial performance, technology solutions, reception of our products and technology direction, as well as our growth prospects in wireless and converged access. These statements are subject to risks and uncertainties, including potential discrepancies between management’s current estimates and the final operating results for 2005. Our results of operations for the fourth quarter and fiscal year 2005 and comparative quarter over quarter and year over year revenue are unaudited and subject to change. In addition, our ability to achieve profitability in the fourth quarter of 2005 is not necessarily indicative of the results that may be expected for any future period. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share amounts)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$55,279	$46,753
Marketable securities available for sale	53,165	61,930
Accounts receivable, net	10,922	11,949
Income tax receivable	56	161
Deferred income taxes	311	363
Inventory, net	24,506	32,009
Prepaid expenses and other	2,720	4,513

Total current assets	146,959	157,678
Property and equipment, net	11,002	12,239
Goodwill	7,588	7,588
Intangible assets, net	5,268	6,412
Other assets	0	218

Total assets	$170,817	$184,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,516	$11,246
Accrued compensation payable	3,422	2,917
Accrued expenses and other liabilities	1,021	1,116
Deferred revenue	422	352

Total current liabilities	13,381	15,631
Deferred income taxes	311	363

Total liabilities	13,692	15,994

Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	183,995	188,147
Accumulated deficit	(26,542)	(19,910)
Accumulated other comprehensive loss	(363)	(130)

Total stockholders’ equity	157,125	168,141

Total liabilities and stockholders’ equity	$170,817	$184,135

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue, net of allowances for sales returns	$21,145	$16,122	$75,628	$95,493
Cost of sales	12,122	11,034	44,911	55,381

Gross profit	9,023	5,088	30,717	40,112

Operating Expenses:
Research and development	3,817	4,302	17,011	18,194
Sales and marketing	2,921	3,628	12,076	15,963
General and administrative	2,704	1,903	9,830	9,336
Bad debt expense (recoveries)	(377)	157	47	(289)
Restructuring charges	—	126	452	218
Intangible asset amortization	307	307	1,229	1,268

Total operating expenses	9,372	10,423	40,645	44,690

Income (loss) from operations	(349)	(5,335)	(9,928)	(4,578)
Other income, net	1,007	1,456	3,292	2,787

Income (loss) before income taxes	658	(3,879)	(6,636)	(1.791)
Income tax provision (benefit)	(4)	(79)	(4)	(12)

Net income (loss)	$662	($3,800)	($6,632)	$(1,779)

Income (loss) per share:
Basic	$0.02	($0.11)	($0.19)	$0.05
Diluted	$0.02	($0.11)	($0.19)	$0.05

Weighted average common shares outstanding:
Basic	34,593	34,251	34,607	32,546
Diluted	35,264	34,251	34,607	32,546

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(6,632)	$(1,779)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization expense	3,968	4,547
Provision for (recoveries of) doubtful accounts, net	47	(289)
Stock-based compensation	76	5
(Gain) loss on asset disposals	107	(143)
Changes in operating assets and liabilities:
Accounts receivable	1,060	6,589
Income tax receivable	105	(78)
Inventory	7,396	(6,736)
Prepaid expenses and other	1,928	228
Accounts payable, accrued expenses and other	(1,777)	(2,403)

Net cash provided (used) by operating activities	6,278	(59)

Cash flows from investing activities:
Purchases of property and equipment	(1,744)	(9,285)
Proceeds from sales of property	—	368
Net cash paid for acquisition	—	(350)
Purchases of marketable securities	(47,179)	(88,869)
Sales and maturities of marketable securities available for sale	55,400	46,151

Net cash provided (used) by investing activities	6,477	(51,985)

Cash flows from financing activities:
Proceeds from stock offering	—	83,606
Stock issuance costs	—	(5,227)
Repurchases of common shares	(4,831)	—
Proceeds from exercise of stock options	602	3,211

Net cash provided (used) by financing activities	(4,229)	81,590
Net increase in cash and cash equivalents	8,526	29,546
Cash and cash equivalents at beginning of period	46,753	17,207

Cash and cash equivalents at end of period	$55,279	$46,753